EXHIBIT 99.1

UIL Holdings Corporation

157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901

NEWS RELEASE
May 2, 2013	Analyst Contact:	Susan Allen	203-499-2409
	Media Contact:	Michael West Jr. 203-499-3858

UIL Reports First Quarter 2013 Earnings and Affirms 2013 Earnings Guidance

Today, UIL Holdings Corporation (NYSE: UIL) reported consolidated net income of $51.8 million, or $1.01 per diluted share, in the first quarter of 2013, an increase of $4.7 million, or $0.09 per diluted share, compared to the same period in 2012.

“In the first quarter, earnings at all the operating companies were higher than the same period last year.  The gas companies were not as negatively impacted by the weather this year, and we saw a positive impact on earnings at the gas businesses from our conversions in 2012,” said James P. Torgerson, UIL’s president and chief executive officer.  “We continue to switch households and businesses to natural gas, and as of the end of the first quarter, we had converted 4,787 customers and are well on our way to achieving this year’s goal of 12,200,” continued Torgerson. “The proposals in the State of Connecticut’s Comprehensive Energy Strategy should provide UIL with the tools to enhance our existing gas growth strategy.”

UIL Holdings Corporation’s results for the first quarter of 2013, compared to the first quarter of 2012, are presented in the table below:

	Net Income (Loss) - $M
	Quarter ended March 31,
	2013	2012	'13 vs '12

Electric Distribution & Other	$14.4	$14.2	$0.2
Electric Transmission	8.7	7.4	1.3
Gas Distribution	31.5	28.5	3.0

Operating Companies	54.6	50.1	4.5

Corporate	(2.8)	(3.0)	0.2

Consolidated Earnings	$51.8	$47.1	$4.7

	Earnings (Loss) Per Share
	Quarter ended March 31,
	2013	2012	'13 vs '12

Electric Distribution & Other	$0.28	$0.28	$0.00
Electric Transmission	0.17	0.15	0.02
Gas Distribution	0.62	0.55	0.07

Operating Companies	1.07	0.98	0.09

Corporate	(0.06)	(0.06)	0.00

Consolidated Earnings	$1.01	$0.92	$0.09

Avg. Shares - diluted	51,157	50,985

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United Illuminating

United Illuminating earnings increased by $1.5 million, or $0.02 per diluted share, in the first quarter of 2013, compared to the same period in 2012. Details of the increase follow.

Electric distribution, CTA & other

The electric distribution business earned $14.4 million, or $0.28 per diluted share, in the first quarter of 2013, which was slightly higher than the first quarter of 2012.  The small increase in net income was due to decreases in rent expense and corporate allocations, which were partially offset by increases in various operation and maintenance costs and a lower contribution from GenConn.

In the first quarter of 2013, pre-tax earnings from the equity investment in GenConn were $3.8 million, compared to $4.5 million for the same period in 2012.  The slight decrease in pre-tax earnings was primarily due to the absence in 2013 of non-recurring adjustments recorded in the first quarter of 2012 largely relating to 2011.

Electric transmission

The electric transmission business earned $8.7 million, or $0.17 per diluted share, in the first quarter of 2013, an increase of $1.3 million, or $0.02 per diluted share, compared to the same period in 2012.   The increase in earnings for the first quarter of 2013, compared to the same period in 2012, was primarily attributable to an increase in the income earned on an increase in rate base and increased total deposits in the New England East-West Solutions transmission projects.

Gas distribution

The gas distribution companies earned $31.5 million, or $0.62 per diluted share, in the first quarter of 2013, an increase of $3.0 million, or $0.07 per diluted share, compared to the first quarter in 2012. The increase in earnings was due primarily to increased sales volume, partially offset by increased operation and maintenance costs and the absence of $3.5 million, pre-tax, of weather insurance proceeds that were recorded in the first quarter of 2012.

 The increased sales volume in the first quarter of 2013, compared to the same period in 2012, was due to colder weather, increased customer usage and customer growth.  The colder temperatures in the first quarter of 2013 resulted in a $9.0 million increase in gross margin, compared to the first quarter of 2012, which is equivalent to approximately $0.11 per diluted share.

The increase in customer usage in the first quarter of 2013, compared to the first quarter of 2012, resulted in an additional $1.0 million increase in gross margin, or approximately $0.01 per diluted share.  Customer growth in the first quarter of 2013, compared to the first quarter of 2012, resulted in an additional $2.4 million in gross margin, or approximately $0.03 per diluted share.
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The increase in earnings due to sales volume, as discussed above, was partially offset by higher operation and maintenance costs, including increases in pension and post-retirement benefits, corporate allocations, uncollectibles and gross receipts taxes.

Corporate

UIL Corporate incurred net after-tax costs of $2.8 million, or $0.06 per diluted share, in the first quarter of 2013, a decrease of $0.2 million, compared to the same period in 2012.  The decrease in costs was primarily due to the allocation of returns on shared capital assets and decreased interest expense.

Looking Forward

UIL affirms its consolidated earnings guidance for 2013 of $2.05 - $2.25 per diluted share.  Forecasted earnings for 2013 are detailed in the table below.

Category	Approximate Net Income(2)	EPS - diluted(3)

Electric distribution, CTA & other	$46 - $54	$0.90 - $1.05
Electric transmission	$30 - $36	$0.60 - $0.70

Total Electric(1)	$79 - $87	$1.55 - $1.70

Gas distribution	$33 - $38	$0.65 - $0.75
UIL Corporate	$(11) - ($9)	$(0.21) - ($0.18)

Total UIL(1)	$105 - $115	$2.05 - $2.25

(1) Expectations are not expected to be additive
(2) Rounded to the nearest million
(3) Assumes approximately 51.2 million average shares outstanding

First quarter 2013 conference call

UIL Holdings will conduct a webcast conference call with financial analysts on Friday, May 3, 2013, beginning at 10:00 a.m. eastern time.  UIL Holdings’ executive management will present an overview of the financial results followed by a question and answer session.  Interested parties, including analysts, investors and the media, may listen live via the internet by logging onto the Investors section of UIL’s website at http://www.uil.com. Institutional investors can access the call via Thomson Street Events (www.streetevents.com), a password-protected event management site.

Headquartered in New Haven, Connecticut, UIL Holdings Corporation (NYSE:UIL) is a diversified energy delivery company serving a total of approximately 700,000 electric and natural gas utility customers in 66 communities across two states, with combined total assets of over $4 billion.

UIL Holdings is the parent company for The United Illuminating Company (UI), Connecticut Natural Gas Corporation (CNG), The Southern Connecticut Gas Company (SCG), and The Berkshire Gas Company (Berkshire), each more than 100 years old. UI provides for the transmission and delivery of electricity and other energy related services for Connecticut’s Greater New Haven and Bridgeport areas. SCG and CNG are natural gas distribution companies that serve customers in Connecticut, while Berkshire serves natural gas customers in western Massachusetts. UIL Holdings employs more than 1,850 people in the New England region. For more information on UIL Holdings, visit http://www.uil.com.
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Use of Non-GAAP Measures

UIL Holdings believes that a breakdown, presented on a net income and per share basis is useful in understanding the change in the consolidated results of operations for UIL Holdings from one reporting period to another. UIL Holdings presents such per share amounts by taking the pretax amounts determined in accordance with generally accepted accounting principles (GAAP), and applying UIL Holdings' combined effective statutory federal and state tax rate and then dividing the results by the average number of shares of UIL Holdings common stock outstanding for the periods presented. Any such amounts provided are provided for informational purposes only and are not intended to be used to calculate "Pro-forma" amounts.

UIL Holdings also believes earnings per share (EPS) information as presented in its earnings guidance is useful in understanding the earnings expectations for the business as a whole.  The amounts presented in the earnings guidance show the EPS for each of UIL Holdings’ lines of business.  EPS is calculated by dividing the 2013 net income for each line of business by the average number of shares of UIL Holdings common stock outstanding for 2013. Total consolidated EPS is a GAAP-basis presentation.

Forward-Looking Statements

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on management’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity, gas and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products and services of UIL Holdings’ subsidiaries, The United Illuminating Company, The Southern Connecticut Gas Company, Connecticut Natural Gas Corporation and The Berkshire Gas Company. The foregoing and other factors are discussed and should be reviewed in our most recent Annual Report on Form 10-K for the year ended December 31, 2012, and other subsequent periodic filings with the Securities and Exchange Commission. Forward-looking statements included herein speak only as of the date hereof and we undertake no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

The following are summaries of UIL Holdings’ unaudited consolidated financial information for the first quarter of 2012 and 2013:

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(In Thousands except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012

Operating Revenues	$548,039	$457,818
Operating Expenses
Operation
Purchased power	38,489	40,658
Natural gas purchased	219,267	150,805
Operation and maintenance	89,259	85,687
Transmission wholesale	18,818	16,048
Depreciation and amortization	50,107	46,559
Taxes - other than income taxes	35,866	30,600
Total Operating Expenses	451,806	370,357
Operating Income	96,233	87,461
Other Income and (Deductions), net	5,361	8,917
Interest Charges, net
Interest on long-term debt	21,686	21,102
Other interest, net	1,025	1,535
	22,711	22,637
Amortization of debt expense and redemption premiums	601	609
Total Interest Charges, net	23,312	23,246

Income from Equity Investments	3,812	4,487

Income Before Income Taxes	82,094	77,619
Income Taxes	30,287	30,543
Net Income	51,807	47,076
Less:
Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	16	26
Net Income attributable to UIL Holdings	$51,791	$47,050
Average Number of Common Shares Outstanding - Basic	50,888	50,686
Average Number of Common Shares Outstanding - Diluted	51,157	50,985
Earnings Per Share of Common Stock - Basic:	$1.02	$0.93
Earnings Per Share of Common Stock - Diluted:	$1.01	$0.92
Cash Dividends Declared per share of Common Stock	$0.432	$0.432

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
For the Three Months Ended March 31, 2013 and 2012
(Thousands of Dollars)

	2013	2012

Net Income	$51,807	$47,076
Other Comprehensive Income, net	251	356
Comprehensive Income	52,058	47,432
Less:
Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	16	26
Comprehensive Income attributable to UIL Holdings	$52,042	$47,406

UIL HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	March 31,	December 31,
(thousands of dollars)	2013	2012
ASSETS
Current assets	$628,088	$628,683
Other investments	153,014	148,730
Net property, plant and equipment	2,843,434	2,787,354
Regulatory assets	977,939	1,014,515
Goodwill	266,205	266,205
Deferred charges and other assets	94,411	113,880
Total Assets	$4,963,091	$4,959,367

LIABILITIES AND CAPITALIZATION
Current liabilities	$581,631	$625,056
Noncurrent liabilities	673,138	708,968
Deferred income taxes	449,868	462,940
Regulatory liabilities	510,716	445,156
Total Liabilities	2,215,353	2,242,120

Long-term debt, net of unamortized discount and premium	1,599,066	1,600,354
Preferred stock of subsidiary	340	340
Net common stock equity	1,148,332	1,116,553
Total Capitalization	2,747,738	2,717,247

Total Liabilities and Capitalization	$4,963,091	$4,959,367